Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

U.S. WIRELESS DATA, INC.

        The undersigned, a natural person at least eighteen years of age, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

ARTICLE FIRST

        The name of the corporation is U.S. Wireless Data, Inc.

ARTICLE SECOND

        The address, including street, number, city and county of the Corporation’s initial registered office in the State of Delaware is 9 East Loockerman Street, in the City of Dover, County of Kent, Delaware 19901 and the name of the initial registered agent therein and in charge thereof, upon whom process against the Corporation may be served is National Registered Agents, Inc.

ARTICLE THIRD

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH

        The aggregate number of shares which the Corporation shall have authority to issue is 225,000,000 shares of which 200,000,000 shares, par value of $.01 per share, shall be designated “Common Stock” and 25,000,000 shares, par value of $.01 per share, shall be designated “Preferred Stock.”

        Authority is hereby expressly granted to the Board of Directors of the Corporation (or a committee thereof designated by the Board of Directors pursuant to the by-laws of the Corporation, as amended from time to time (the “By-Laws”)) to issue the Preferred Stock from time to time as Preferred Stock of any series and to declare and pay dividends thereon in accordance with the terms thereof and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences, and rights (including voting rights), and the qualifications, limitations, and restrictions of such series, to the fullest extent now or hereafter permitted by the laws of the State of Delaware.

        Of the Preferred Stock, Eight Million Four Hundred Fifty Thousand (8,450,000) shares are hereby designated as Series C Convertible Preferred Stock (hereinafter referred to as the “Series C Preferred Stock”). The Series C Preferred Stock shall have the following designations, preferences and other rights:

1. Voting Rights.

        1.1 Except as otherwise provided below or as required by law, the holders of Series C Preferred Stock will be entitled to notice of any meeting of shareholders of the Corporation or any action to be taken by shareholders without a meeting, and shall be entitled to one vote per share of Common Stock issuable upon conversion of the Series C Preferred Stock as of the record date for any such vote on all matters submitted to a vote of stockholders of the Company, and the holders of Series C Preferred Stock will vote as a single class with the holders of Common Stock on all matters, except as otherwise required under applicable law.

        1.2 Except as otherwise required by law or provided by the Articles of Incorporation, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of shareholders; provided, that, for action upon any matter as to which holders of shares are entitled to vote as a class, a majority of the shares of such class, represented in person or by proxy, will constitute a quorum.

        1.3 The holders of the Series C Preferred Stock will be entitled, voting as a separate class, to elect two directors and the holders of Common Stock will be entitled to elect the balance of the directors.

        1.4 Any director elected solely by the holders of the Series C Preferred Stock or of the Common Stock, as the case may be, may be removed, either with or without cause, by, and only by, the affirmative vote of the holders of a majority of a quorum of the shares of the Series C Preferred Stock or a majority of a quorum of the shares of the Common Stock, as the case may be, either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created or otherwise resulting may be filled by, and only by, the holders of the Series C Preferred Stock or the Common Stock, as the case may be.

2. Dividends. If any dividend is declared on the Common Stock, the holders of the Series C Preferred Stock will be entitled to receive dividends pari passu out of legally available funds as if each such share of Series C Preferred Stock had been converted to Common Stock. No dividend shall be paid on the Common Stock at a rate greater than the rate at which dividends are paid on the Series C Preferred Stock (based on the number of shares of Common Stock into which the Series C Preferred Stock is convertible on the date the dividend is declared). Dividends on the Series C Preferred Stock will be noncumulative.

3. Liquidation Preference.

        3.1 In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock will be entitled to receive out of the assets of the Corporation, for each share of Series C Preferred Stock then held by them, first, prior and in preference to any distribution to the holders of the Common Stock or any subsequently issued series of preferred stock, an amount equal to $10.00 per share plus any accrued and unpaid dividends (“Liquidation Value,” as appropriately adjusted for stock splits and combinations). If upon the occurrence of such event, the assets and funds available for distribution among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full preferential amount provided above, then the entire assets and funds of the Corporation legally available for distribution to the holders of Series C Preferred Stock will be distributed ratably among the holders of Series C Preferred Stock in proportion to the shares of the Series C Preferred Stock held by each such holder weighted by the respective Liquidation Value. After payment has been made to the holders of the Series C Preferred Stock of the full amounts to which they will be entitled as aforesaid, any remaining assets will be distributed to the holders of the Corporation’s other equity securities.

        3.2 A liquidation, dissolution or winding up for the purposes of this Section 3 includes a (i) merger or consolidation of the Corporation with or into any other corporation or corporations where the shareholders of the Corporation immediately prior to such event do not retain more than a 50% voting power and interest in the successor entity and (ii) sale of all or substantially all of the assets of the Corporation (collectively, a “Merger or Sale”).

        3.3 No later than 20 days before the consummation of any Merger or Sale, the Corporation shall deliver a notice to each holder of Series C Preferred Stock setting forth the principal terms of such Merger or Sale. Such notice shall include a description of the amounts that would be paid to holders of Series C Preferred Stock under this Section 3 and of the consideration that such holders would receive if they exercised their rights under Section 4 to have shares of Series C Preferred Stock converted into Common Stock.

        3.4 No later than ten days after delivery of the notice, each holder of Series C Preferred Stock may deliver an election to the Corporation notifying the Corporation that the holder desires that such holder’s shares of Series C Preferred Stock be converted into shares of Common Stock and, if no such notice is delivered, such holder shall receive such amounts as are provided for under this Section 3.

        3.5 Each holder of an outstanding share of Series C Preferred Stock shall be deemed to have consented to distributions made by the Corporation in connection with the repurchase at cost (or such other price as may be agreed to by the Corporation’s Board of Directors) of shares of Common Stock issued to or held by officers, directors or employees of, or consultants to, the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of said repurchase between the Corporation and such persons.

4. Conversion Rights.

         4.1 Right to Convert. Notwithstanding any other term or provision contained herein, no shares of Series C Preferred Stock shall become convertible into Common Stock under any circumstances until the shareholders of the Corporation shall have approved an amendment to the Corporation’s Articles of Incorporation increasing the number of authorized shares of Common Stock to a number that is sufficient (given all other Common Stock share reservations) to allow for due and proper reservation of a sufficient number of shares of Common Stock to allow for the conversion of the Series C Preferred Stock.

        (a) Optional Conversion. Each share of Series C Preferred Stock will be convertible, at the option of the holder thereof, at the office of the Corporation or any transfer agent for the Series C Preferred Stock, into a number of shares of Common Stock as determined in accordance with Section 4.3 hereof.

        (b) Automatic Conversion of Series C Preferred Stock. Each share of Series C Preferred Stock will automatically convert into a number of shares of Common Stock as determined in accordance with Section 4.3 hereof:

(i) immediately upon the closing of the sale pursuant to a registration statement under the Securities Act of 1933, as amended, for a public offering (other than a registration on Form S-8, Form S-4 or comparable forms) of the Corporation’s securities which results in gross proceeds to the Corporation of not less than $30,000,000; or

(ii) commencing three months after the Initial Closing of the Series C Preferred Stock, if the average closing bid price of the Common Stock exceeds 300% of the Conversion Price for 20 consecutive trading days.

         4.2 Mechanics of Conversion. Upon conversion, the holder of Series C Preferred Stock will surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series C Preferred Stock, and such holder will give written notice to the Corporation stating the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued; provided, however, that the Corporation shall not be required to issue the shares of Common Stock in a name other than that of the holder of the Series C Preferred Stock being converted unless it can do so in conformance with applicable laws. The Corporation, as soon as practicable thereafter, will issue and deliver at such office to such holder of Series C Preferred Stock or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder will be entitled as aforesaid. Any conversion will be deemed to have been made immediately prior to the close of business on the date of the event of conversion, in the event of automatic conversion hereunder, or, in the event of voluntary conversion, immediately prior to the close of business on the date when the Corporation receives a holder’s certificate or certificates for Series C Preferred Stock and any other documents or instruments required hereunder or by applicable law, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         4.3 Conversion Rate. Each share of Series C Preferred Stock will be convertible into the number of shares of Common Stock determined by dividing (i) the Liquidation Value of the Series C Preferred Stock by (ii) $1.50 (as such conversion price may be adjusted, the “Conversion Price”).

         4.4 Adjustment for Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the Corporation, or any consolidation or merger of the Corporation with another person, or the sale, transfer or lease of all or substantially all of its assets to another person shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for their shares, then provision shall be made, in accordance with this Section 4.4, whereby the holder of Series C Preferred Stock shall thereafter have the right to purchase and receive such securities or assets as would have been issued and payable with respect to or in exchange for the aggregate shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby if conversion of the Series C Preferred Stock had occurred immediately prior to such reorganization, reclassification, consolidation, merger or sale. The Corporation will not effect any such consolidation, merger, sale, transfer or lease unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such consolidation or merger or the entity purchasing or leasing such assets shall assume by written instrument the obligation to deliver to such holder of Series C Preferred Stock such securities or assets as, in accordance with the foregoing provisions, such holder of Series C Preferred Stock may be entitled to purchase. The provisions of this Section 4.4 shall similarly apply to successive consolidations, mergers, exchanges, sales, transfers or leases.

         4.5 Adjustment for Stock Dividends and Securities Distributions. If, at any time or from time to time after March 10, 2000, the Corporation shall distribute to the holders of shares of Common Stock (i) securities, (ii) property, other than cash, or (iii) cash, without fair payment therefor, then, and in each such case, the holder of Series C Preferred Stock, upon the conversion of Series C Preferred Stock, shall be entitled to receive such securities, property and cash which the holder of Series C Preferred Stock would hold on the date of such conversion if, on the date thereof, the holder of Series C Preferred Stock had been the holder of record of the shares of Common Stock issued upon such conversion and, during the period from March 10, 2000 to and including the date of such conversion, had retained such shares of Common Stock and the securities, property and cash receivable by the holder of Series C Preferred Stock during such period, subject, however, to the holder of Series C Preferred Stock agreeing to any conditions to such distribution as were required of all other holders of shares of Common Stock in connection with such distribution. If the securities to be distributed by the Corporation involve rights, warrants, options or any other form of convertible securities and the right to exercise or convert such securities would expire in accordance with its terms prior to the conversion of the Series C Preferred Stock, then the terms of such securities shall provide that such exercise or convertibility right shall remain in effect until thirty (30) days after the date the holder of Series C Preferred Stock receives such securities pursuant to the exercise hereof.

         4.6 Other Adjustments. In addition to those adjustments set forth in Sections 4.4 and 4.5, but without duplication of the adjustments to be made under such Sections, if the Company:

        (a) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

        (b) subdivides its outstanding shares of Common Stock into a greater number of shares;

        (c) combines its outstanding shares of Common Stock into a smaller number of shares;

        (d) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; and/or

        (e) issues, by reclassification of its Common Stock, any shares of its capital stock; then the number and kind of shares of Common Stock issued upon conversion of the Series C Preferred Stock shall be adjusted so that the holder of Series C Preferred Stock upon conversion shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation that the holder of Series C Preferred Stock would have owned or have been entitled to receive after the happening of any of the events described above had the Series C Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this Section 4.6 shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or issuance. If, as a result of an adjustment made pursuant to this Section 4.6, the holder of Series C Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and any other class of capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to all holders of Series C Preferred Stock promptly after such adjustment) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Common Stock and such other class of capital stock. The adjustment to the number of shares of Common Stock issuable upon the conversion of Series C Preferred Stock described in this Section 4.6 shall be made each time any event listed in paragraphs (a) through (e) of this Section 4.6 occurs.

        Simultaneously with all adjustments to the number and/or kind of securities, property and cash to be issued in connection with the conversion of the Series C Preferred Stock, the Conversion Price will also be appropriately and proportionately adjusted.

         4.7 Adjustment for Sale of Shares. In the event the Corporation at any time issues additional Common Stock, preferred stock, options, warrants or convertible securities after the Original Issue Date, other than securities currently outstanding as of March 10, 2000 or issued upon the conversion or exercise of any securities outstanding as of March 10, 2000, at a purchase price less than the then applicable Conversion Price for the Series C Preferred Stock, then and in each such case, the Conversion Price for the Series C Preferred Stock will be automatically reduced to such lower purchase price and the number of shares issuable upon conversion of the Preferred Shares shall be increased proportionately; provided, however, that no adjustment to the Conversion Price or the number of shares shall be made pursuant to this Section 4.7 in the event (i) the Company grants options to employees, consultants, officers or directors of the Company pursuant to contracts or plans approved by the Board of Directors of the Company, (ii) of the issuance of securities to a “strategic partner” as determined by the Board of Directors of the Company, (iii) of the issuance of securities pursuant to a strategic acquisition as determined by the Board of Directors or (iv) of the issuance of up to an aggregate of 100,000 shares (as appropriately adjusted for stock splits, stock dividends and similar adjustments after the date hereof) of Common Stock (or convertible preferred stock, options, warrants or other securities convertible into or exercisable for Common Stock) at a purchase price less than the Conversion Price and not otherwise excepted pursuant to (i), (ii) or (iii) above.

        (a) For the purpose of making any adjustment in the Conversion Price as provided in this Section 4.7, the consideration received by the Corporation for any issue or sale of Common Stock will be computed:

(i) to the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale;

(ii) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Corporation's Board of Directors; and

(iii) if Common Stock is issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Corporation's Board of Directors to be allocable to such Common Stock.

        (b) If the Corporation (i) grants or sells any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (ii) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise or conversion of the securities, by (y) the maximum number of shares of Common Stock issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this Section 4.7, and the Conversion Price for the Series C Preferred Stock will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Conversion Price for the Series C Preferred Stock will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

        (c) Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Conversion Price for the Series C Preferred Stock will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Conversion Price for the Series C Preferred Stock then in effect will be readjusted to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (i) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (ii) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

         4.8 Other Action Affecting Shares. If the Corporation takes any action affecting its share of Common Stock after March 10, 2000, that would be covered in Sections 4.4, 4.5 or 4.6 but for the manner in which such action is taken or structured, other than an action described in Sections 4.4, 4.5 or 4.6, which would in any way diminish the value of the Series C Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

         4.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Corporation at its expense promptly will compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation, upon the written request at any time of any holder of Series C Preferred Stock, will furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate for the Series C Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Preferred Stock held by such holder.

         4.10 Fractional Shares Upon Conversion. No fractional shares of Common Stock will be issued upon conversion of Series C Preferred Stock. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay the holder an amount in cash equal to such fraction of the then effective Conversion Price as promptly as funds legally are available therefor.

5. Modifications and Waivers. The terms of the Series C Preferred Stock may be amended, modified or waived by agreement of the Corporation, Commonwealth Associates, L.P. (“Commonwealth”) and a committee to be designated by Commonwealth whose members hold in the aggregate not less than 20% of the outstanding Series C Preferred Stock (the “Committee”); provided, however, that no such amendment, modification or waiver which would decrease the number of shares of Common Stock issuable upon the Conversion of the Series C Preferred Stock, or increase the Conversion Price therefor (other than as a result of the waiver or modification of any anti-dilution provisions) may be made without the approval of the holders of at least 50% of the outstanding Series C Preferred Stock.

6. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Series C Preferred Stock at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right, but failure to give such notice shall not affect the validity of the action taken as to which the notice should have been given.

7. Reservation of Stock Issuable Upon Conversion. From and after the date the Company’s shareholders approve the amendment to its Articles of Incorporation increasing the number of authorized shares of Common Stock, the Corporation at all times will reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock such number of its shares of Common Stock as from time to time will be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, in addition to such other remedies as may be available to the holders of Series C Preferred Stock for such failure, the Corporation will take such corporate action as, in the opinion of its counsel, may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

8. Notices. Any notices required by this Certificate to be given to the holders of shareholders or the Corporation must be in writing and will be deemed given upon personal delivery, one day after deposit with a reputable overnight courier service for overnight delivery or after transmission by facsimile telecopier with confirmation of successful transmission, or five days after deposit in the United States mail, by registered or certified mail postage prepaid, or upon actual receipt if given by any other method, addressed to each holder of such record at his address appearing on the books of the Corporation.

9. Covenants. In addition to any other rights provided by law, so long as any shares of Series C Preferred Stock are outstanding, the Corporation, without first obtaining the written consent of Commonwealth and the Committee as set forth in Section 5 above, will not:

        (a) increase the authorized number of shares of Preferred Stock; or

        (b) authorize or issue shares of any class or series of stock having any preference or priority senior to the Series C Preferred Stock as to dividends, rights on liquidation or redemption.

ARTICLE FIFTH

        The name and mailing address of the incorporator are Ralph A. Blessey, Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. 666 Third Avenue, New York, New York 10017. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation.

.

ARTICLE SIXTH

        Election of directors need not be by written ballot.

ARTICLE SEVENTH

        The Board of Directors is authorized to adopt, amend, or repeal By-Laws of the Corporation except as and to the extent provided in the By-Laws. Any By-Law made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or the stockholders in the manner provided in the By-Laws.

ARTICLE EIGHTH

        Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including counsel fees) and disbursements, judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

ARTICLE NINTH

        No director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term “damages” shall, to the extent permitted by law, include, without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, counsel fees and disbursements). Each person who serves as a director of the Corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director or the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

ARTICLE TENTH

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

(SIGNATURE PAGE FOLLOWS)

        IN WITNESS WHEREOF, I, being the sole incorporator hereinbefore named, hereby sign this Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware as of this 3rd day of August, 2000.

__________

        Ralph A. Blessey,
Sole Incorporator